Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES AUGUST CASH DISTRIBUTION

DALLAS, Texas, August 20, 2019 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.043387 per unit, payable on September 16, 2019, to unit holders of record on August 30, 2019.

This month’s distribution decreased slightly from the previous month due primarily to a decrease of oil production offset by a slight increase in gas production. This reflects the production month of June. Pricing for both oil and gas declined on the Waddell Ranch. Capital Expenditures declined to reflect less activity due to the completion of drilling of the additional wells on the Waddell Ranch Properties for the previous month’s accounting. Lease Operating Expenses (LOE) for the Waddell Ranch properties decreased this month to reflect the resulting additional work being performed last month. The Texas Royalty Properties saw an increase in the posting of production of oil and gas, primarily due to the timing of receipt of payment of certain revenue due to some changes in lease operators. This was offset by a decrease in pricing for oil and gas for the Texas Royalty Properties.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 52,601 barrels of oil and 274,609 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 15,070 barrels of oil and 79,651 Mcf of gas. The average price for oil was $50.19 per bbl and for gas was $1.49 per Mcf. This would primarily reflect production and pricing for the month of June for oil and the month of May for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,048,895. Deducted from these would be the Lease Operating Expense (LOE) of $1,630,798, taxes of $232,848 and Capital Expenditures (CAPEX) of $71,218 totaling $1,934,864 resulting in a Net Profit of $1,114,031 for the month of July. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $835,523 to this month’s distribution.

ConocoPhillips has advised the Trust of the 2019 budget for the Waddell Ranch reflecting 2 new drill wells into the Wolfcamp formation at an estimated $2.5 million, gross, ($1.2 million net to the Trust), including $1.7 million, gross, ($.8 million net to the trust), of 2018 carryover budget, anticipated to be completed in early 2019. Also, base well work of $1.6 million, gross, ($0.7 million net to the trust) and facilities work of $4.2 million, gross, ($1.8 million net to the Trust) bringing a total of $6.6 million, gross, ($2.97 million to the trust) of drilling and projects for 2019. There are no recompletions planned for the year of 2019.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	52,601	274,609	15,070	79,651	*	$50.19	$1.49	**
Texas Royalties	25,145	48,832	21,845	42,407	*	$52.41	$2.94	**

Prior Month
Waddell Ranch	56,347	273,061	17,653	85,921	*	$56.65	$1.89	**
Texas Royalties	19,438	16,458	16,571	14,049	*	$58.12	$4.65	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 25,145 barrels of oil and 48,832 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 21,845 barrels of oil and 42,407 of gas. The average price for oil was $52.41 per bbl and for gas was $2.94 per Mcf. This would primarily reflect production and pricing for the month of June for oil and the month of May for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,461,433. Deducted from these were taxes of $178,754 resulting in a Net Profit of $1,282,679 for the month of July. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,218,545 to this month’s distribution.

General and Administrative Expenses deducted for the month were $33,654 resulting in a distribution of $2,022,254 to 46,608,796 units outstanding, or $0.043387 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2019, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:        Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839